Exhibit 5.2

[Letterhead of IPSCO Inc.]

November 3, 2003

IPSCO Inc.

and each of the Guarantors

of the Exchange Notes

650 Warrenville Road, Suite 500

Lisle, Illinois 60532

Re:                    REGISTRATION STATEMENT ON FORM F-4

Ladies and Gentlemen:

I am issuing this opinion letter in my capacity as General Counsel for IPSCO Inc., a Canadian corporation (the “Issuer”), and each of the guarantors listed on Schedule A hereto (such guarantors are hereinafter referred to as the “Guarantors” and the Guarantors, together with the Issuer, are hereinafter referred to as the “Registrants”), in connection with the proposed registration by the Issuer of $200,000,000 in aggregate principal amount of the Issuer’s 8 3/4% Senior Notes due 2013 (the “Exchange Notes”) pursuant to a Registration Statement on Form F-4 originally filed with the Securities and Exchange Commission (the “Commission”) on September 15, 2003, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantors (the “Guarantees”). The Exchange Notes and the Guarantees are to be issued pursuant to an indenture (as amended and supplemented from time to time, the “Indenture”), dated as of June 18, 2003, between the Issuer, the Guarantors and Wells Fargo Bank Minnesota, N.A., as trustee. The Exchange Notes and the Guarantees are to be issued in exchange for and in replacement of the Issuer’s outstanding 8 3/4% Senior Notes due 2013 (the “Old Notes”), of which $200,000,000 in aggregate principal amount is outstanding.

In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary for the purposes of this opinion, including (i) the Articles of Incorporation and By-Laws of the Registrants, (ii) minutes and records of the corporate proceedings of the Registrants with respect to the issuance of the Exchange Notes and the Guarantees, (iii) the Indenture, and (iv) the Registration Statement.

IPSCO Inc.

and each of the Guarantors

November 3, 2003

For purposes of this opinion, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity of the originals of all documents submitted to me as copies. I have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Registrants and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrants.

My opinion expressed below is subject to the qualifications that I express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

Based upon and subject to these assumptions, qualifications and limitations and the further limitations set forth below, I am of the opinion that (i) the Issuer and each of the Guarantors listed on Schedule A hereto that are organized under the laws of Canada (collectively, the “Canadian Guarantors,” and together with the Issuer, the “Foreign Entities”) have duly authorized, executed and delivered the Indenture, (ii) the Canadian Guarantors have duly authorized, executed and delivered the Guarantees, and (iii) the Foreign Entities have duly authorized the Exchange Notes.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement. I also consent to the reference to me under the heading “Legal Matters” in the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

I am a member of the Bars of the State of Illinois and Pennsylvania and express no opinion as to the law of any jurisdiction other than the internal law of the province of Saskatchewan and the laws of Canada applicable therein. Accordingly, my opinion herein is rendered only with respect to the application of such laws. In giving this opinion as to the law of the province of Saskatchewan and the laws of Canada applicable therein, I am relying on the opinion of Ms. Michele T. Klebuc-Simes, who is licensed to practice law in the province of Saskatchewan.

IPSCO Inc.

and each of the Guarantors

November 3, 2003

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. I assume no obligation to revise or supplement this opinion should the present law of the province of Saskatchewan or the laws of Canada be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

/S/ GEORGE H. VALENTINE

George H. Valentine

SCHEDULE A
Name of Guarantor	Jurisdiction of Organization

IPSCO Steel (Alabama) Inc.	Alabama

IPSCO Alabama Ltd.	Alabama

IPSCO Minnesota Inc.	Delaware

IPSCO Tubulars Inc.	Delaware

IPSCO Texas Inc.	Delaware

IPSCO Ontario Inc.	Canada

IPSCO Recycling Inc.	Canada

IPSCO Investments Inc.	Delaware

IPSCO Saskatchewan Inc.	Canada

IPSCO Steel Inc.	Delaware

IPSCO Enterprises Inc.	Delaware